Exhibit 99.1

Yahoo Finance Live: DIGITAL VIRGO TO GO PUBLIC IN U.S. IN $513 MILLION SPAC DEAL

November 23, 2022

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Brian Sozzi: French-based mobile payments company, Digital Virgo, announced it’s going public through a SPAC merger with GOAL Acquisitions Corp. as a blank check company founded by prominent sports executives including Michael Jordan’s long-time agent, David Falk, and former WNBA commissioner Donna Orender. This $513M deal will bring Digital Virgo to the U.S. market for more.

Let’s bring in GOAL Acquisitions board members, David Falk and Donna Orender. Good morning to you both.

Donna, let me start with you. Why are you making this transaction and the money raised from it, how will you invest it?

Donna Orender: First of all, we’re making it because we came together, I don’t know, about a year and a half ago, and we wanted to find a company that we thought had great value, that created great — that not only had great value but also produced great value in terms of this business, – and so finally, we’ve been able to identify and close that deal, and ultimately when we do, that money will be utilized very impactfully by this company to do more M&A and continue to grow this terrific Digital Virgo company.

Brad Smith: David, what kind of M&A are you thinking is on the docket right now?

David Falk: The company right now has a global presence but does not have a presence in North America, and our team, Donna, myself, Harvey Schiller, our Chairman, Jon Miller, the former Chairman of AOL, we think we have hundreds of years of contacts and relationships in the world of sports and entertainment that we can really establish a tremendous anchor for Digital Virgo here in the United States and North America.

Julie Hyman: And so, David, actually, if I can follow up on that, so do you see Digital Virgo then as being just the beginning of something you hope to create through acquisitions, through organic growth? What do you see Digital Virgo being in five years, in ten years?

David Falk: That’s a great question. so, you know, I teach this at the Falk College of Syracuse University. I think the future of sports is a convergence of sports, entertainment, gaming, wagering, technology, artificial reality, and Digital Virgo is a one-destination platform that allows all those activities, plus music, travel, and commerce to be utilized around the world. and so, our job is to identify future acquisitions that will continue to grow the company. Digital Virgo has had seven consistent years of profitability. It’s a very well-established, solid company, and our job on the GOAL team is to create very, very significant future growth.

Julie Hyman: Donna, I’m going to tackle a little bit of the elephant in the room if I can and ask about the SPAC structure in going after this deal, because you know, the SPAC has definitely had a rise and fall, shall we say, over the last year. How did you guys hit upon this kind of vehicle to bring Digital Virgo public?

Donna Orender: I think we had a really disciplined diligence throughout our entire process in terms of finding the kind of company, whether it’s a SPAC or an IPO, the market is always going to want to invest in companies that have cash flow, that are relevant, that are continuing to grow. In addition to what David said, let me just also add that they have had — they have purchased 15 companies over the last 14 years and effectively and efficiently integrated them into a global platform. So, they’re an incredibly well-operated company with a vision to add more goods and services, and so whether it’s an elephant in the room or not, especially in a time when a market, people say, “Oh, it’s dipping,” you know what? That’s when people and investors get more discerning, and when you’re more discerning you’re going to find the really good values and this is one of them. And that’s why we’re so optimistic and really pleased with this partnership.

Brian Sozzi: David, we talk a lot about how the streaming movement is starting to really just upend the sports industry, whether it’s basketball, baseball, golf, you name it. I mean, how do you see that playing out over the next five years?

David Falk: I think five years from now, when you watch the Super Bowl, you’re not going to be watching it, most likely, on NBC or Fox. You’re going to be watching Amazon or Netflix. And the minute your team wins, you’re going to press a button and order merchandise from your team. That’s exactly what Digital Virgo is. It’s a one-stop, one-destination platform that’s going to enable streaming and all sorts of entertainment options for its customers. You have to remember, around the world, there are five times more customers that don’t use banks and credit cards globally than there are. So the audience is enormous, it’s in the billions. Our job is to create strategic partnerships. Digital Virgo has over 150 teleco partners around the world, and that doesn’t include America, so we’re going to be meeting with the American telcos, and we’re going to be meeting with all the leagues and teams in America over the next several months, trying to create exciting, new partnerships that will utilize this new technology.

Brad Smith: So, on the streaming side, Donna, do you believe that — and I bring this up because even during your time at the WNBA, I mean there were some major partnerships that were netted there, WNBA is streamed on Twitter, as well – and so, with some of those different partnerships on the streaming front that you have either had a hand in or been able to steer, if we do see the absence of a major player in Twitter, and perhaps you know i’m looking too far out into the future, but where would some of that social side of the conversation overflow into?

Donna Orender: You know, it’s really interesting. I can say that what we have is a technological backbone that has tremendous potential to grow in so many ways. Yes, streaming, and also, you know, we don’t know exactly, in terms of sports, what that’s going to be. I saw Adam Silver said recently, you know, “We don’t know where it’s going to be in three years, or five years, but you know maybe we should bring in an NBA game and just show you the last two minutes.” And ya know, there’s a company called Buzzer, like wouldn’t that be interesting for us to partner with, to be able to bring that form of customer service, right? We talk about this as a technology, but truthfully, we’re servicing customers all over the world. Wouldn’t that be interesting? So, I think what this offers us is a tremendous flexibility and a use of imagination to create customers’ goods, services, and content in ways that we’ve talked about imagining for many, many years but now maybe really much more realistic in executing.

Brad Smith: David Falk, GOAL board member and senior advisor, Donna Orender, GOAL board member and former president of the WNBA, thank you so much for taking the time here on the day. We really do appreciate it. David, you’ll be happy to know that I’m going to be playing basketball tomorrow, some pick-up games in my Air Jordans, as well.

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Participants in the Solicitation

Goal Acquisition, Digital Virgo and their respective directors and executive officers may be deemed participants in the solicitation of proxies from Goal Acquisition’s shareholders in connection with the Proposed Business Combination. Information regarding the directors and executive officers of Goal Acquisition and their ownership of Goal Acquisition common stock is set forth in Goal Acquisition’s final prospectus filed with the SEC on February 11, 2021 in connection with Goal Acquisition’s initial public offering. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Goal Acquisition’s shareholders in connection with the Proposed Business Combination will be s included in the proxy statement that Goal Acquisition intends to file with the SEC. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Proposed Business Combination will be included in the proxy statement that Goal Acquisition intends to file with the SEC. You may obtain free copies of these documents as described above.

Additional Information About the proposed business combination and Where to Find It

In connection with the Proposed Business Combination, Goal Acquisition intends to file relevant materials with the SEC, including a proxy statement. Goal Acquisition urges its investors, shareholders and other interested persons to read, when available, the proxy statement filed with the SEC and documents incorporated by reference therein because these documents will contain important information about Goal Acquisition, Digital Virgo and the Proposed Business Combination. The final proxy statement, a proxy card, and other relevant documents will be mailed to the shareholders of Goal Acquisition as of the record date established for voting on the Proposed Business Combination and will contain important information about the Proposed Business Combination and related matters. Shareholders of Goal Acquisition and other interested persons are advised to read, when available, these materials (including any amendments or supplements thereto) and any other relevant documents in connection with Goal Acquisition’s solicitation of proxies for the meeting of shareholders to be held to approve, among other things, the Proposed Business Combination because they will contain important information about Goal Acquisition, Digital Virgo and the Proposed Business Combination. Shareholders will also be able to obtain copies of the preliminary proxy statement, the final proxy statement and other relevant materials in connection with the transaction without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: Goal Acquisition Corp., Attention: William T. Duffy, Telephone (888) 717-7678. The information contained on, or that may be accessed through, the websites referenced in this communication is not incorporated by reference into, and is not a part of, this communication.